Exhibit 10.1
AMENDMENT TO
EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment to Executive Employment Agreement, dated effective as of February 22, 2011, is between Allis-Chalmers Energy Inc. (the “Company”) and Theodore F. Pound III (“Executive”).

R E C I T A L S :

A.       Executive is currently employed by the Company pursuant to that Executive Employment Agreement effective August 1, 2010 (the “Employment Agreement”) which terminates on August 3, 2011; and

B.       The Company and the Executive wish to amend certain provisions of the Employment Agreement;

NOW, THEREFORE, in consideration of Executive’s past and future employment with Company and other good and valuable consideration, the parties agree that Section 7(b)(ii) of the Employment Agreement shall be amended, effective as of the date first written above, to read in its entirety as follows:

(ii)       Termination Without Cause.  In the event Executive’s employment hereunder is terminated pursuant to Section 7(a)(iii), Company shall pay Executive Separation Payments as Executive’s sole remedy in connection with such termination.  “Separation Payments” are payments made at the bi-weekly rate of Executive’s then current salary, including car allowance, in effect immediately preceding the date of termination.  Separation Payments shall be paid by Company as follows:  (A) an amount equal to the sum of all Separation Payments and/or portions thereof that do not constitute deferred payments of compensation subject to Section 409A of the Code, including, but not limited to, by reason of Treas. Reg. § 1.409A-1(b)(9)(iii), shall be paid in a single lump sum cash payment within ten (10) calendar days following the date of Executive’s termination, such lump sum payment being considered in satisfaction of the Separation Payments that would be paid latest in the Separation Payment Period if no portion were payable in a lump sum amount hereunder, and (B) the remaining Separation Payments shall be paid in equal bi-weekly payments on the dates Executive would have been paid in accordance with the Company’s then-current normal payroll procedure if Executive’s employment had continued beginning with the first regularly scheduled payday occurring in the Separation Payment Period continuing until the balance of the Separation Payments have been paid in full. (See Exhibit 1 for an illustration of the foregoing.)  Company shall also pay Executive his Salary and any incentive bonus compensation earned but unpaid as of the date of termination, unpaid expense reimbursements under Section 6 for expenses incurred in accordance with the terms hereof prior to termination, all of which shall be paid to the Executive within 30 days of the date of termination.  In addition, Executive and/or his or her qualified beneficiaries shall continue to receive health benefits and coverage under the Company’s group health care plan or such other equivalent health coverage Executive may agree.  Such coverage shall be provided on the foregoing terms for the duration of the Separation Payment Period.

EXECUTED February 22, 2011, and effective as of the date and year first above written.

ALLIS-CHALMERS ENERGY INC.

By	/s/ Victor M. Perez

EXECUTIVE

/s/ Theodore F. Pound III
Theodore F. Pound III

Theodore F. Pound

Exhibit 1

Illustration of Separation Payments

Assumptions:

Executive's employment terminates by "Constructive Termination" on May 15, 2011.

At the date of such termination, Executive's annual base salary is $285,000, and his annual car allowance is $12,000.

Salary and car allowance are paid in bi-weekly payments of $11,423.08. Each payment is comprised of comprised of $10,961.54 in salary and $461.54 of car allowance.

Executive is a "specified employee" within the meaning of IRC 409A(a)(2)(B)(i).

The first regularly scheduled pay day following the date of termination is May 27, 2011.

Analysis:

“Separation Payments” is defined in Section 7(b)(ii) to mean continuation payments of the Executive’s salary and car allowance (as in effect on the termination date).  Other benefits and amounts provided for in Section 7(b)(ii) are not within the definition of “Separation Payments” and are not reflected in this Exhibit.

Under Section 7(b)(ii) of the Executive Employment Agreement, Executive is entitled to Separation Payments of $594,000.16 which represents 2 years x 26 payments per year x $11,423.08.

Under Section 7(b)(ii) of the Executive Employment Agreement, those Separation Payments exempt from IRC 409A under Reg. §1.409A-1(b)(9)(iii) are to be paid in a single lump sum payment due within 10 days of the date of the Constructive Termination.  The amount so exempt and payable in a lump sum payment is $490,000.00.

Under Section 7(b)(iii), the remaining Separation Payments and any partial payment are to be paid, subject to the deferral provisions of Section 7(c), on the regularly scheduled pay days beginning with the first such pay day occurring after the date of termination.

Section 7(c) requires that any Separation Payments, not otherwise exempt from IRC 409A, and that would be payable within 6 months of the date of termination shall be deferred, held by the Company, and paid in a single lump sum amount on the first day of the 7th calendar month beginning after the date of termination.

Conclusion:

Based on the foregoing, the Separation Payments to Executive would be paid as follows:

Payable after termination, but not later than May 25, 2011:	$490,000.00

Theodore F. Pound

Payable on December 1, 2011:	$104,000.16

Total Separation Payments:	$594,000.16

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